                                                                   EXHIBIT 10.20

                        THIS MEMORANDUM OF AGREEMENT FOR TRANSFER OF
NATURAL URANIUM AND HIGHLY ENRICHED URANIUM AND FOR BLEND-DOWN OF HIGHLY ENRICHED URANIUM (the "Agreement") is entered into as of April 20, 1998, between THE UNITED STATES DEPARTMENT OF ENERGY ("DOE"), and THE UNITED STATES ENRICHMENT CORPORATION ("USEC").


                                   WITNESSETH:

                        WHEREAS, Section 3112(c) of the USEC Privatization Act, Pub. L. 104-134, provides that DOE shall transfer to USEC without charge up to 50 metric tons of enriched uranium and up to 7,000 metric tons of natural uranium from DOE's stockpile;

                        WHEREAS, DOE has agreed to transfer a certain quantity of its uranium inventories to USEC;

                        WHEREAS, USEC has agreed to accept this uranium and to blend down the highly enriched uranium component to low enriched uranium;

                        NOW THEREFORE, DOE and USEC hereby agree as follows:


ARTICLE 1  DEFINITIONS

Section 1.1 Definitions. The following terms when capitalized and used in the Agreement shall have the meanings indicated below. All meanings specified are applicable to both the singular and the plural.

            "Assay" means the total weight of (235)U per kilogram of material divided by the total weight of all uranium isotopes per kilogram of material the quotient of which is multiplied by 100 and expressed as a weight percent.

            "Available HEU" means the portion of HEU, as specified in the availability schedule in Attachment A, that is available for transfer to USEC.

            "Availability Date" means the later of (i) the date DOE has specified in the availability schedule in Attachment A that the last pertinent HEU Shipment for a given allotment of material will be available for delivery to USEC; or (ii) the date the last pertinent HEU Shipment is actually made available by DOE for delivery to USEC.

            "Blending Facility" means a DOE facility or a Nuclear Regulatory Commission-licensed facility.

            "Delivery" means (i) with respect to the HEU, the unloading by USEC or its designated agent of the HEU off the DOE Safe Secure Transport at the facility designated by USEC; and (ii) with respect to HEU rejected or returned, the loading by USEC or its designated agent of such rejected HEU onto the DOE Safe Secure Transport at the facility designated by USEC. Unloading of the material shall be deemed to be completed when the item is physically removed by USEC or its designated agent from the DOE Safe Secure Transport. Loading shall be deemed to be completed when (a) the rejected or returned HEU is physically on the DOE Safe Secure Transport; and (b) USEC's loading equipment, if any, is detached from the container.

            "Derived LEU" means the low enriched uranium resulting after the blend-down of the HEU to LEU.

            "Fiscal Year" means the U.S. government's fiscal year (October l to September 30).

            "Gaseous Diffusion Plants" means the Paducah Gaseous Diffusion Plant in Paducah, Kentucky and the Portsmouth Gaseous Diffusion Plant in Portsmouth, Ohio.

            "Highly Enriched Uranium" or "HEU" means the equivalent (in terms of uranium and enrichment content) of 50 metric tons of uranium with an average Assay of approximately forty percent (40%) as either metal (hollow cylinders, broken or sheared pieces, and other small pieces) or oxide (either UO(3) or U(3)O(8).

            "HEU Shipment" means the portion of Available HEU to be shipped by DOE to USEC at a specified time.

            "Low-Enriched Uranium" or "LEU" means uranium with an Assay of greater than 0.711 percent and less than twenty percent (20%).

            "Natural Uranium" means 7,000 metric tons (in terms of uranium content) of natural-uranium as UF6 located at Paducah Gaseous Diffusion Plant in Paducah, Kentucky.

ARTICLE 2  TRANSFER OF NATURAL URANIUM

Section 2.1 Natural Uranium Mode and Date of Transfer. DOE shall transfer title to, risk of loss and possession of the Natural Uranium and cylinders in which the Natural Uranium is contained to USEC on the date on which this Agreement is executed by the second of the two Parties to execute it.

ARTICLE 3  TRANSFER OF HIGHLY ENRICHED URANIUM

Section 3.1 Dates of Availability. DOE shall make available for delivery to USEC the HEU in accordance with the availability schedule in Attachment A. DOE shall promptly notify USEC if it has reason to believe that the HEU will not be made available for delivery according to the schedule in Attachment A. USEC shall promptly notify DOE if it has reason to believe that it will not be able to accept delivery according to the schedule in Attachment A.

Section 3.2 Transfer of Title. DOE shall transfer title to the HEU on the date on which this Agreement is executed by the second of the two Parties to execute it. Possession and risk of loss of the HEU shall remain with DOE until HEU is delivered to USEC in accordance with Section 3.3.

Section 3.3          Delivery and Transportation.

            (a) No later than 60 days after signing this Agreement, DOE and USEC shall agree to a schedule of shipments for Fiscal Years 1998 and 1999. For subsequent years, by March 30 of each year, DOE and USEC shall agree to a schedule of shipments for the following fiscal year.

            (b) Unless otherwise agreed, DOE shall provide USEC with six (6) months advance notice of any shipment of HEU, except for the first five (5) metric tons. At the time DOE provides such advance notice, it shall also provide USEC with all available information concerning the isotopic and chemical composition of the material to be shipped. DOE shall deliver the HEU to USEC at one or more blending facilities designated by USEC via DOE Safe Secure Transport.

            (c) DOE shall use reasonable efforts to deliver to USEC HEU of a quality that when down blended by ordinary means to achieve the desired LEU Assay will result in a Derived LEU product that will meet the then current American Society for Testing and Materials C996 specification for Enriched Commercial Grade Uranium.

            (d) USEC shall notify DOE as soon as practicable in advance if it is unable to accept delivery of an HEU Shipment. DOE shall notify USEC as soon as practicable in advance if it is unable to deliver an HEU Shipment. In the event DOE is unable to deliver or USEC is unable to accept delivery, DOE and USEC shall agree upon an alternative shipment date for the affected HEU Shipment.

            (e) Possession and risk of loss of the HEU will transfer from DOE to USEC or its designated NRC-licensed agent at the time HEU is Delivered at the designated Blending Facility for blending.

            (f) Prior to each HEU Shipment, DOE will provide a statistical analysis to USEC concerning the isotopic and chemical properties of the HEU that will be shipped to USEC. It is agreed that, except as provided in 3.3(b), DOE will provide this analysis only if requested by USEC and only to the extent that DOE has operating facilities capable of performing the sampling and analysis within the period required to meet the availability schedule in a cost effective manner. USEC and DOE will agree on the sampling analysis plan and the costs of the sampling and analysis prior to DOE doing the work. The purpose of the sample analysis will be to determine the suitability of the HEU for blending into commercially acceptable LEU. To the extent consistent with the foregoing and with Section 3.3(b), the following information shall be provided:

                                                              235
                     (i)   level of all uranium isotopes (ug/g   U);

                                              235
                     (ii)  (99)Tc levels (ug/g   U);

                     (iii) alpha activity from Neptunium and Plutonium (Bq/gU);

                     (iv) gamma activity from fission products (for each detectable gamma emitting fission product the values obtained by multiplying the activity (Bq/kgU) of each parent nuclide species by the appropriate mean gamma energy per disintegration (Mev/d) shall be summed (MevBq/dkgU). The presence of all identified gamma emitting fission product nuclides will be recorded and each contribution included in the total); and

                     (v)   element impurities (ug/gU) for Boron and Silicon.

Section 3.4 Blend down. USEC shall be responsible for and pay the costs of blending down the HEU to Derived LEU. The Derived LEU shall have an Assay equal to or less than 10% (ten percent). USEC shall use best efforts to begin blending down the HEU delivered by DOE within one year of the date of signing this Agreement and to complete blend down of all the HEU delivered by DOE by March 31, 2005, provided DOE has delivered the HEU in accordance with the availability schedule in Attachment A and a licensed blending facility is available on commercially reasonable terms. Unless otherwise agreed, if USEC is unable to blend down all of the HEU contained in an HEU Shipment within l8 months after date of its Delivery, DOE may require USEC to return the unblended portion of the HEU Shipment to DOE. USEC shall report the progress of blending the HEU on a monthly basis to DOE. USEC shall not be required to return any HEU that it has commenced to blend down on or before the date it receives notification from DOE requiring the return of the HEU. Title to that unblended HEU will revert to DOE upon Delivery. USEC shall not be liable for any damages if it fails to blend down the HEU by the dates specified in this Agreement.

Section 3.5 Costs.

            (a) DOE shall remain responsible for the safeguards and security costs, including costs associated with the International Atomic Energy Agency
(IAEA) inspection regime, associated with an HEU Shipment until (i) the Availability Date for that HEU Shipment; or (ii) the date that the HEU Shipment is Delivered to USEC, whichever is sooner. After the Availability Date for that HEU Shipment or the date that the HEU Shipment is Delivered to USEC, whichever is sooner, USEC shall assume such costs. In the event that the HEU Shipment is shipped to USEC after the Availability Date, USEC must pay for USEC's pro rata share of the safeguard and security costs and IAEA inspection costs reasonably incurred by DOE during the period from the Availability Date until the HEU Shipment is shipped to USEC. A description and estimate of such safeguards and security costs and IAEA costs are set forth in Attachment C.

            (b) USEC shall provide funding in advance for the cost of transporting the HEU Shipments from DOE's facility to the Blending Facility designated by USEC. If USEC returns any portion of the HEU for any reason, USEC shall reimburse DOE for the cost of transporting the HEU to the facility designated by DOE. A description and estimate of such transportation costs are set forth in Attachment C.

            (c) USEC shall provide funding in advance for the costs of changing the shape or form of the material to satisfy any special requests by USEC. If requested by USEC, DOE shall provide USEC with an estimate of such costs prior to performing such work.

            (d) USEC shall provide funding in advance for the agreed costs incurred by DOE for sampling and analysis required by section 3.3(f) which would not have been performed in the absence of such requirement.

Section 3.6 NEPA Compliance. DOE shall assume any responsibility for compliance with the National Environmental Policy Act (NEPA) associated with the delivery of the HEU or the Derived LEU to USEC for commercial use.

Section 3.7 Right of Rejection. USEC may reject all or any portion of an HEU Shipment for any reason, but, unless otherwise agreed by the parties, DOE shall have no obligation to replace the rejected material. If USEC decides not to accept an HEU Shipment, it shall notify DOE. If the HEU was delivered to USEC, DOE shall arrange for Delivery of the rejected HEU to a DOE facility within 90 days of receipt of USEC's notice.

            (a) If the rejected HEU was delivered to USEC, title to, possession and risk of loss for the rejected HEU will pass to DOE upon Delivery of the rejected HEU to DOE. USEC shall have no further obligation or responsibility for the rejected HEU or the costs associated with it after DOE takes Delivery of it, except as provided in Section 3.5(b).

            (b) If the rejected HEU was not delivered to USEC, title will revert to DOE upon receipt of notice of rejection and possession and risk of loss will remain with DOE, and USEC shall have no obligation or responsibility for the rejected HEU or the costs associated with it.

Section 3.8 Custody. DOE or a designated Nuclear Regulatory Commission-licensed blending contractor of USEC authorized to possess the HEU shall retain custody of the HEU until it is blended down to an Assay of no more than 10% (ten percent).

ARTICLE 4  PRICE-ANDERSON INDEMNIFICATION AND REQUIRED INSURANCE COVERAGE

Article 4 is contained in Attachment B and should be treated as if it were contained expressly in this Agreement.

ARTICLE 5  MODIFICATIONS AND PRIVATIZATION

Section 5.1 Amendments. Except for changes made pursuant to Section 5.2 hereof, no change to this Agreement shall be valid or binding unless such change is agreed to in writing by the parties

Section 5.2 Privatization. If USEC is privatized and its duties and obligations are assumed by a private corporation pursuant to such privatization, this Agreement shall survive and shall be transferred to such private corporation without the need for DOE or USEC to take any further action. In such event, the name of such private corporation shall be substituted for that of USEC in this Agreement. In addition, DOE and USEC shall take whatever further action is required to transfer to such private corporation any memorandum of agreement or other documents related to this Agreement and entered into by DOE and USEC on or after the date hereof which cannot be transferred to such private corporation by the operation of their terms.

ARTICLE 6  MISCELLANEOUS

Section 6.1 HEU Handling. USEC shall ensure that the HEU delivered shall remain in the possession of and be processed only by organizations licensed to possess and process HEU. USEC shall provide DOE with information concerning the following:

            (a) the qualifications of any USEC contractor or subcontractor that may handle any HEU to perform its assigned function;

            (b) the location of any HEU at all points in time from Delivery to USEC until the completion of blend-down, including its routing, storage and ultimate destination for blend-down;

            (c) the schedule for blending down any HEU;

            (d) the nature of the safeguards measures to be taken with respect to the HEU in the possession of USEC or any of its contractors or subcontractors; and

            (e) liability insurance provisions, including Price-Anderson indemnification, applicable to any USEC contractor or subcontractor that will handle the material received from DOE.

            USEC shall cooperate with DOE to ensure that matters described in subsections 6. l (a)-(e) are adequately addressed.

Section 6.2 Force Majeure. A Party shall not be liable for any delay in, or prevention of, performance of its obligations under this Agreement to the extent due to a "Force Majeure." A Force Majeure shall mean any event arising from causes beyond the control of a Party that causes a delay in or prevents the performance of any obligation by that Party under this Agreement, including, acts of God; fire; war; insurrection; civil disturbance; explosion; acts or a failure to act by the other Party; unanticipated breakage or accident to machinery, equipment or lines of pipe despite reasonably diligent maintenance; other circumstances that represent an imminent danger to human health, safety or the environment; adverse weather conditions that could not be reasonably anticipated; unusual delay in transportation; restraint by court order or order of public authority; delays caused by compliance with applicable statutes or regulations governing contracting, procurement or acquisition procedures, despite the exercise of reasonable diligence; and, in the case of performance by DOE, insufficient appropriated finds to perform its obligations under this Agreement, despite the exercise of reasonable diligence. Force Majeure shall not include increased costs or expenses.

Section 6.3 Entire Agreement. This Agreement contains the entire understanding of DOE and USEC with respect to the subject matter of this Agreement.

Section 6.4 Notices. Unless otherwise agreed by the parties, communications concerning this Agreement shall be made to the following:

For DOE:

Howard R. Canter
Acting Director, Office of Fissile Materials Disposition
U. S. Department of Energy
1000 Independence Avenue, S.W.
Washington, D.C.  20585
Fax: (202) 586-2710

For USEC:

George P. Rifakes
Executive Vice President, Operations
United States Enrichment Corporation

2 Democracy Center
6903 Rockledge Drive
Bethesda, MD  20817
Fax: (301) 564-3208

The effective date of any communication shall be the date of the receipt of such communication by the addressee.

Section 6.5 Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the United States of America.

Section 6.6 Further Assistance. DOE and USEC shall provide such information, execute and deliver any agreements, instruments and documents and take such other actions as may be reasonably necessary or required, which are not inconsistent with the provisions in this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out its intent and the intent of the Act. Any request by a Party for reimbursement or funding in advance of costs pursuant to this Agreement shall include adequate documentation of the basis for the request, including the amount and nature of the cost by category, along with supporting third party invoices. Upon request, the Party requesting reimbursement or funding in advance shall permit the other Party access to any records maintained that support the request for payment of reimbursable costs.

Section 6.7 Survival. The provisions set forth in Articles 4 (Attachment B), 5, and 6 shall survive termination of this Agreement.

IN WITNESS WHEREOF, DOE and USEC have caused this Agreement to be executed and delivered as of the date first written, and hereby affix the signatures of their duly authorized representatives:


UNITED STATES DEPARTMENT OF ENERGY


By:  /s/ Ernest J. Moniz                      4/21/98
     ---------------------------------
         Ernest J. Moniz
         Under Secretary of Energy

                     AND

UNITED STATES ENRICHMENT CORPORATION

By:  /s/ William H. Timbers, Jr.              4/20/98
     ----------------------------------
         William H. Timbers, Jr.
         President  and Chief  Executive Officer